Exhibit 10.12
April 27, 2005
Ms. Linda Fayne Levinson
Dear Linda:
          DemandTec, Inc. (“DemandTec”) is pleased to offer you a position as a member of the DemandTec Board of Directors (the “Board”). The following is some information on the benefits available to you as a member of the Board.
          You will be eligible for a retainer of $2,500 per meeting attended in person paid monthly in arrears. It is expressly understood that this compensation is provided solely for services being rendered by you as a member of the DemandTec Board of Directors.
          Subject to the approval of the Board, you will be granted an option to purchase 200,000 shares of DemandTec’s Common Stock (the “Option”). The exercise price per share will be equal to the fair market value per share on the date the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the DemandTec 1999 Equity Incentive Plan, as described in that Plan and the applicable stock option agreement. The Option will be immediately exercisable, but the purchased shares will be subject to repurchase by DemandTec at the exercise price in the event that your service terminates before you vest in the shares. You will vest in 25% of the Option shares after one year of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.
          If the Company is subject to a Change in Control (as defined below) before your service with the Company terminates and within 12 months of the date of grant of the Option, then you will be vested in 25% of the Option shares. “Change in Control” shall mean (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise. If the Company is subject to a Change in Control 12 months or more after the date of grant of the Option, then no additional vesting will be credited.

Linda Fayne Levinson
April 27, 2005

          Board meetings are generally held eight (8) times per year and we would hope that your schedule would permit you to attend all of the meetings. In addition, from time to time, there may be projects that we would ask you to assist in. These projects would generally be limited in scope and would not be expected to require a significant time commitment.
          DemandTec will reimburse reasonable travel and other business expenses in connection with your duties as a Board member in accordance with DemandTec’s generally applicable policies.
          Nothing in this offer or the stock Option agreement should be construed to interfere with or otherwise restrict in any way the rights of DemandTec’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.
          We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter and returning it to me.
          We look forward to you joining the Board.

Very truly yours, DemandTec, Inc.
By:	/s/ Dan Fishback
Dan Fishback, Chief Executive Officer

I have read and accept this offer:

/s/ Linda Fayne Levinson	7/14/05

Signature of Linda Fayne Levinson	Dated:

1 Circle Star Way, Suite 200 San Carlos, CA 94070 tel (650) 226-4600 fax (650) 556-1190 www.demandtec.com
February 15, 2007
Ms. Linda Fayne Levinson
Re: DemandTec, Inc. (“DemandTec”) Board Compensation
Dear Linda:
     This letter is to confirm our previous understanding that effective from the first quarter of DemandTec’s fiscal year 2007 (commenced March 1, 2006), in connection with and solely in exchange for services being rendered by you as a member of DemandTec’s Board of Directors, you are eligible to receive an annual retainer of $16,000 payable in equal quarterly installments.

Very Truly Yours,
/s/ Dan Fishback
Dan Fishback
President & CEO

Agreed and Accepted:

/s/ Linda Fayne Levinson Linda Fayne Levinson
Date: Feb 16, 2006